Exhibit 99.1

2941 Fairview Park Drive

Suite 100

Falls Church, VA 22042-4513

www.generaldynamics.com	News

March 7, 2013

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@generaldynamics.com

General Dynamics Announces Senior Leadership Changes

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today announced that David K. Heebner, executive vice president and group executive of the company’s Combat Systems group, has been appointed group executive of the Information Systems and Technology group. Mark C. Roualet, president of General Dynamics Land Systems, will succeed Heebner as executive vice president and group executive of the Combat Systems group. In addition, Gary L. Whited, senior vice president and general manager for General Dynamics Land Systems’ domestic operations, will succeed Roualet as president. The appointments are effective immediately.

Phebe N. Novakovic, chairman and chief executive officer of General Dynamics, said, “David, Mark and Gary are seasoned executives who reflect the strength and breadth of the General Dynamics management team. Their abilities will help ensure that we continue to meet our commitments to our customers, our employees and our shareholders.”

Heebner, 68, became executive vice president and group executive for Combat Systems in May 2010. He was the group executive for company’s Marine Systems group from October 2008 until 2010. Previously, he was president of General Dynamics Land Systems, from July 2005 to 2008. He also has been the senior vice president – planning and development, since March 2002, and vice president – strategic planning, since joining General Dynamics in January 2000. Prior to joining the company, Heebner served 33 years in the U.S. Army, retiring at the rank of Lieutenant General.

Roualet, 54, has been president of General Dynamics Land Systems since October 2008. Roualet joined General Dynamics Land Systems as a quality engineer in 1982 and advanced through a series of progressively more-responsible positions in quality assurance, manufacturing, program and operations management, including senior vice president and chief operating officer, before becoming president. Roualet holds a bachelor’s degree in Industrial Management from Michigan Technological University (Houghton, Mich.) and a master’s of business administration from the University of Dayton (Dayton, Ohio).

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Whited, 52, became senior vice president and general manager for General Dynamics Land Systems’ domestic operations in September 2011, where he was responsible for operational performance, execution and growth of the company’s domestic business sectors. Before that appointment he was General Dynamics Land Systems’ vice president of finance and chief financial officer, a position he had held since June 2006. Previously, Whited served as vice president of finance and chief financial officer for General Dynamics Ordnance and Tactical Systems and controller for General Dynamics Advanced Information Systems. He is a certified public accountant and earned a bachelor’s of science in accounting from Wayne State University (Detroit, Mich.).

The General Dynamics Combat Systems group comprises General Dynamics Armament and Technical Products, General Dynamics European Land Systems, General Dynamics Land Systems and General Dynamics Ordnance and Tactical Systems. The group is a global leader in the design, development, production, support and enhancement of tracked and wheeled military vehicles, weapons systems and munitions for the United States and its allies. These units employ approximately 20,000 people and generated revenues of $8 billion in 2012.

General Dynamics’ Information Systems and Technology group comprises General Dynamics Advanced Information Systems, General Dynamics C4 Systems and General Dynamics Information Technology. The group provides critical technologies, products and services that support a wide range of government and commercial communication and information sharing and security needs. These units employ approximately 35,600 people and generated revenues of $10 billion in 2012.

General Dynamics, headquartered in Falls Church, Va., employs approximately 92,200 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

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